Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

EnLink Midstream, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Units representing limited liability company interests	Rule 457(c)	63,076,185	$11.69	$737,360,602.65	$147.60 per $1,000,000	$108,834.43	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$737,360,602.65	0.0001476	$108,834.43
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$108,834.43

(1)	Consists of a maximum of 63,076,185 Common Units of the registrant to be sold by the selling unitholders named in the registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Units that shall become issuable by reason of any Common Unit dividend, Common Unit split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding Common Units.
(2)	Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s Common Units on the New York Stock Exchange on February 5, 2024 (a date within five business days prior to the filing of this registration statement).